Exhibit (d)(xiv)

FRANKLIN TEMPLETON VARIABLE INSURANCE PRODUCTS TRUST

On behalf of

TEMPLETON GROWTH SECURITIES FUND

INVESTMENT MANAGEMENT AGREEMENT

THIS INVESTMENT MANAGEMENT AGREEMENT made between the FRANKLIN TEMPLETON VARIABLE INSURANCE PRODUCTS TRUST (the “Trust”), a Delaware statutory trust, on behalf of the TEMPLETON GROWTH SECURITIES FUND, (the “Fund”), a series of the Trust, and TEMPLETON GLOBAL ADVISORS LIMITED (the “Adviser”), a Bahamas corporation.

In consideration of the mutual agreements herein made, the Trust and the Adviser understand and agree as follows:

(1) The Adviser agrees, during the life of this Agreement, to furnish the Fund with investment research and advice and continuously to furnish the Fund with an investment program for the assets of the Fund consistent with the provisions of the Declaration of Trust of the Fund and the investment policies adopted and declared by the Fund’s Board of Trustees. It is understood that all acts of the Adviser in performing this Agreement are performed by it outside the United States.

(2) The Adviser agrees, during the life of this Agreement, to be responsible for:

(a)	providing office space, telephone, office equipment and supplies for the Fund;

(b)	paying compensation of the Trust’s officers for services rendered as such;

(c)	authorizing expenditures and approving bills for payment on behalf of the Fund;

(d)	supervising preparation of annual and semiannual reports to Shareholders, notices of dividends, capital gains distributions and tax credits, and attending to routine correspondence and other communications with individual Shareholders;

(e)	daily pricing of the Fund’s investment portfolio and preparing and supervising publication of daily quotations of the prices of the Fund’s Shares, earnings reports and other financial data;

(f)	monitoring relationships with organizations serving the Fund, including custodians, transfer agents and printers;

(g)	providing trading desk facilities for the Fund;

(h)	supervising compliance by the Fund with recordkeeping requirements under the Investment Company Act of 1940, as amended (the “1940 Act”) and the rules and regulations thereunder, with state regulatory requirements, maintenance of books and records for the Fund (other than those maintained by the custodian and transfer agent), preparing and filing of tax reports other than the Fund’s income tax returns;

(i)	monitoring the qualifications of tax deferred retirement plans for the Fund; and

(j)	providing executive, clerical and secretarial personnel needed to carry out the above responsibilities.

(3) The Adviser shall be responsible for selecting members of securities exchanges, brokers and dealers (such members, brokers and dealers being hereinafter referred to as “brokers”) for the execution of the Fund’s portfolio transactions consistent with the Fund’s brokerage policy and, when applicable, the negotiation of commissions in connection therewith.

All decisions and placements shall be made in accordance with the following principles:

(A) Purchase and sale orders will usually be placed with brokers which are selected by the Adviser as able to achieve “best execution” of such orders. “Best execution” shall mean prompt and reliable execution at the most favorable securities price, taking into account the other provisions hereinafter set forth. The determination of what may constitute best execution and price in the execution of a securities transaction by a broker involves a number of considerations, including, without limitation, the overall direct net economic result to the Fund (involving both price paid or received and any commissions and other costs paid), the efficiency with which the transaction is executed, the ability to effect the transaction at all where a large block is involved, availability of the broker to stand ready to execute possibly difficult transactions in the future, and the financial strength and stability of the broker. Such considerations are judgmental and are weighed by the Adviser in determining the overall reasonableness of brokerage commissions.

(B) In selecting brokers for portfolio transactions, the Adviser shall take into account its past experience as to brokers qualified to achieve “best execution”, including brokers who specialize in any foreign securities held by the Fund.

(C) The Adviser is authorized to allocate brokerage business to brokers who have provided brokerage and research services, as such services are defined in Section 28(e) of the Securities Exchange Act of 193 4 (the “1934 Act”) for the Fund and/or other accounts, if any, for which the Adviser exercises investment discretion (as defined in Section 3(a)(35) of the 1934 Act) and, as to transactions for which fixed minimum commission rates are not applicable, to cause the Fund to pay a commission for effecting a securities transaction in excess of the amount another broker would have charged for effecting that transaction, if the Adviser determines in good faith that such amount of commission is reasonable in relation to the value of the brokerage and research services provided by such broker, viewed in terms of either that particular transaction or the Adviser’s overall responsibilities with respect to the Fund and the other accounts, if any, as to which it exercises investment discretion. In reaching such determination, the Adviser will not be required to place or attempt to place a specific dollar value on the research or execution services of a broker or on the portion of any commission reflecting either of said services. In demonstrating that such determinations were made in good faith, the Adviser shall be prepared to show that all commissions were allocated and paid for purposes contemplated by the Fund’s brokerage policy; that the research services provide lawful and appropriate assistance to the Adviser in the performance of its investment decision- making responsibilities, and that the commissions were within a reasonable range. Whether commissions were within a reasonable range shall be based on any available information as to the level of commission known to be charged by other brokers on comparable transactions, but there shall be taken into account the Fund’s policies that (i) obtaining a low commission is deemed secondary to obtaining a favorable securities price, since it is recognized that usually it is more beneficial to the Fund to obtain a favorable price than to pay the lowest commission; and (ii) the quality, comprehensiveness, and frequency of research studies which are provided for the Adviser are useful to the Adviser in performing its advisory services under its Agreement. Research services provided by brokers to the Adviser are considered to be in addition to, and not in lieu of, services required to be performed by the Adviser under this Agreement. Research furnished by brokers through which the Fund effects securities transactions may be used by the Adviser for any of its accounts, and not all such research may be used by the Adviser for the Fund. When execution of portfolio transactions is allocated to brokers trading on exchanges with fixed brokerage commission rates, account may be taken of various services provided by the broker.

(D) Purchases and sales of portfolio securities within the United States other than on a securities exchange shall be executed with primary market makers acting as principal, except where, in the judgment of the Adviser, better prices and execution may be obtained on a commission basis or from other sources.

(E) Sales of Fund Shares (which shall be deemed to include also Shares of other registered investment companies which have either the same adviser or an Adviser affiliated with the Fund’s Adviser) by a broker are one factor among others to be taken into account in deciding to allocate portfolio transactions (including agency transactions, principal transactions, purchases in underwritings or tenders in response to tender offers) for the account of the Fund to that broker; provided that the broker shall furnish “best execution,” as defined in subparagraph A above, and that such allocation shall be within the scope of the Fund’s policies as stated above; provided further, that in every allocation made to a broker in which the sale of Fund Shares is taken into account, there shall be no increase in the amount of the commissions or other compensation paid to such broker beyond a reasonable commission or other compensation determined, as set forth in subparagraph C above, on the basis of best execution alone or best execution plus research services, without taking account of or placing any value upon such sale of Fund’s Shares.

(4) The Fund agrees to pay to the Adviser a monthly fee in dollars, at the annual rate of the Fund’s daily net assets, as listed below, payable at the end of each calendar month:

1.000% up to and including $100 million

0.900% over $100 million up to and including $250 million

0.800% over $250 million up to and $500 million

0.750%, over $500 million up to and including $1 billion

0.700% over $1 billion up to and including $5 billion

0.675% over $5 billion up to and including $10 billion

0.655% over $10 billion up to and including $15 billion

0.635% over $15 billion up to and including $20 billion

0.615% over $20 billion.

Notwithstanding the foregoing, if the total expenses of the Fund (including the fee to the Adviser) in any fiscal year of the Fund exceed any expense limitation imposed by applicable State law, the Adviser shall reimburse the Fund for such excess in the manner and to the extent required by applicable State law. The term “total expenses,” as used in this paragraph, does not include interest, taxes, litigation expenses, distribution expenses, brokerage commissions or other costs of acquiring or disposing of any of the Fund’s portfolio securities or any costs or expenses incurred or arising other than in the ordinary and necessary course of the Fund’s business. When the accrued amount of such expenses exceeds this limit, the monthly payment of the Adviser’s fee will be reduced by the amount of such excess, subject to adjustment month by month during the balance of the Fund’s fiscal year if accrued expenses thereafter fall below the limit.

(5) This Agreement shall become effective on the date written below and shall continue in effect for one (1) year thereafter. If not sooner terminated, this Agreement shall continue in effect for successive periods of 12 months each thereafter, provided that each such continuance shall be specifically approved annually by the vote of a majority of the Trust’s Board of Trustees who are not parties to this Agreement or “interested persons” (as defined in the 1940 Act) of any such party, cast in person at a meeting called for the purpose of voting on such approval and either the vote of (a) a majority of the outstanding voting securities of the Fund, as defined in the 1940 Act, or (b) a majority of the Trust’s Board of Trustees as a whole.

(6) Notwithstanding the foregoing, this Agreement may be terminated by either party at any time, without the payment of any penalty, on sixty (60) days’ written notice to the other party, provided that termination by the Trust is approved by vote of a majority of the Trust’s Board of Trustees in office at the time or by vote of a majority of the outstanding voting securities of the Fund (as defined by the 1940 Act).

(7) This Agreement will terminate automatically and immediately in the event of its assignment (as defined in the 1940 Act).

(8) In the event this Agreement is terminated and the Adviser no longer acts as Adviser to the Fund, the Adviser reserves the right to withdraw from the Fund the use of the name “Templeton” or any name misleadingly implying a continuing relationship between the Fund and the Adviser or any of its affiliates.

(9) Except as may otherwise be provided by the 1940 Act, neither the Adviser nor its officers, directors, employees or agents shall be subject to any liability for any error of judgment, mistake of law, or any loss arising out of any investment or other act or omission in the performance by the Adviser of its duties under the Agreement or for any loss or damage resulting from the imposition by any government of exchange control restrictions which might affect the liquidity of the Fund’s assets, or from acts or omissions of custodians, or securities depositories, or from any war or political act of any foreign government to which such assets might be exposed, or for failure, on the part of the custodian or otherwise, timely to collect payments, except for any liability, loss or damage resulting from willful misfeasance, bad faith or gross negligence on the Adviser’s part or by reason of reckless disregard of the Adviser’s duties under this Agreement. It is hereby understood and acknowledged by the Fund that the value of the investments made for the Fund may increase as well as decrease and are not guaranteed by the Adviser. It is further understood and acknowledged by the Fund that investment decisions made on behalf of the Fund by the Adviser are subject to a variety of factors which may affect the values and income generated by the Fund’s portfolio securities, including general economic conditions, market factors and currency exchange rates, and that investment decisions made by the Adviser will not always be profitable or prove to have been correct.

(10) It is understood that the services of the Adviser are not deemed to be exclusive, and nothing in this Agreement shall prevent the Adviser, or any affiliate thereof, from providing similar services to other investment companies and other clients, including clients which may invest in the same types of securities as the Fund, or, in providing such services, from using information furnished by others. When the Adviser determines to buy or sell the same security for the Fund that the Adviser or one or more of its affiliates has selected for clients of the Adviser or its affiliates, the orders for all such security transactions shall be placed for execution by methods determined by the Adviser, with approval by the Fund’s Board of Trustees, to be impartial and fair.

(11) This Agreement shall be construed in accordance with the laws of the State of Delaware, provided that nothing herein shall be construed as being inconsistent with applicable federal and state securities laws and any rules, regulations and orders thereunder.

(12) If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby and, to this extent, the provisions of this Agreement shall be deemed to be severable.

(13) Nothing herein shall be construed as constituting the Adviser an agent of the Fund.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and effective on the 1st day of May 2007.

FRANKLIN TEMPLETON VARIABLE INSURANCE PRODUCTS TRUST on behalf of TEMPLETON GROWTH SECURITIES FUND

By:	Karen L. Skidmore
Title:	Vice President & Secretary

TEMPLETON GLOBAL ADVISORS LIMITED

By:	Jeffrey A. Everett
Title:	President